UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
September 14, 2015
Date of Report (Date of earliest event reported)

__________________________________________

SCHWEITZER-MAUDUIT INTERNATIONAL, INC.
(Exact name of registrant as specified in its charter)

Delaware	62-1612879
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

100 North Point Center East, Suite 600 Alpharetta, Georgia	30022
(Address of principal executive offices)	(Zip code)

1-800-514-0186
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐  Written communications pursuant to Rule 425 under the Securities Act. (17 CFR 230.425)
☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act. (17 CFR 240.14a-12)
☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act. (17 CFR 240.14d-2(b))
☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act. (17 CFR 240.13c-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Compensatory Arrangement of Named Executive Officer

On September 14, 2015, the Company entered into an employment agreement (the "Agreement") with Michel Fievez in connection with his service as Executive Vice President, Paper and Reconstituted Tobacco. The Agreement is effective beginning on October 1, 2015. Under the Agreement, compensation for Mr. Fievez will consist of a base salary of approximately €368,000 per year plus a target annual incentive bonus, under the Schweitzer-Mauduit International, Inc. Annual Incentive Plan, of 60 percent of base salary as well as a long-term incentive bonus, under the Schweitzer-Mauduit International, Inc. 2015 Long Term Incentive Plan, of 60 percent of base salary for "at target" performance which is payable in restricted stock of the Company.  Mr. Fievez will also receive health and welfare benefits on the same terms made available to all salaried employees as well as allowances for housing and general goods and services. As part of the Agreement, Mr. Fievez will relocate to a new location of employment; the cost of this relocation, as well as a transfer bonus of approximately €36,800 due to Mr. Fievez, will be paid by the Company in accordance with Company policy.

The foregoing summary of the material terms of the Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Agreement. A copy of the Agreement is attached as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated by reference herein.

Item 9.01    Financial Statements and Exhibits

(d) Exhibits

10.1	Employment Agreement dated September 14, 2015 between Schweitzer-Mauduit International, Inc. and Michel Fievez, Executive Vice President, Paper and Reconstituted Tobacco Paper.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Schweitzer-Mauduit International, Inc.

By: /s/ Greerson G. McMullen
Greerson G. McMullen
General Counsel and Secretary

Dated: September 16, 2015

INDEX TO EXHIBITS

Exhibit No.                    Description
_________    _____________________________________________________________________

10.1	Employment Agreement dated September 14, 2015 between Schweitzer-Mauduit International, Inc. and Michel Fievez, Executive Vice President, Paper and Reconstituted Tobacco Paper.